Exhibit 99.1

ASCENDIA BRANDS RECEIVES AMEX DE-LISTING NOTICE; WILL RE-STATE ACCOUNTS FOR FIRST QUARTER OF FISCAL 2008

Hamilton, NJ – November 28, 2007 -- Ascendia Brands, Inc. (AMEX: ASB) today announced that the American Stock Exchange has notified the Company of its intention to commence de-listing proceedings under Section 1009(d) of the Amex Company Guide, because Ascendia’s stockholders’ equity does not meet the Exchange’s continued listing standards.

The Company intends to exercise its right to request a review of the Staff’s decision to initiate de-listing proceedings. Under the Exchange’s rules, such a review must be requested within 7 days of the receipt of the de-listing notice and a hearing is expected to be held within 45 days of the filing of the request for review. During this period, the Company’s stock will continue to be listed on the Exchange. There can be no assurance as to the outcome of such appeal.

Ascendia also announced that it is re-evaluating the accounting applied to the acquisition of certain assets from Coty Inc. on February 9, 2007. Such re-evaluation will result in a higher cost being assigned to Calgon and the healing garden brand products manufactured for Ascendia by Coty under a 12-month manufacturing agreement signed at the time of the asset acquisition, and a lower value being allocated to related brands and brand assets. As a result, the Company’s financial statements for the thirteen-week period ended May 26, 2007 filed with the Company’s Quarterly Report on Form 10-Q should no longer be relied upon.

The proposed adjustments, which are still being reviewed and quantified, will result in an increase in cost of sales and changes to amortization allowances for certain classes of asset acquired in the transaction. The Company expects to file its restated financial statements for the thirteen week period ended May 26, 2007, and to file its Quarterly Report on Form 10-Q for the thirteen and twenty-six week periods ended August 25, 2007, in mid-December. The Company will publish interim revised earnings statements for those fiscal periods as soon as the adjustments now under discussion have been finalized. With respect to the period ended August 25, 2007, such revised earnings statement will supersede the preliminary earnings statement issued on October 10, 2007, which should no longer be relied upon.

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About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®, and in February 2007 it acquired the Calgon™ and the healing garden® brands. The Company is headquartered in Hamilton, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada. Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

*Calgon is a licensed trademark.

Investor Relations Contact:

John G. Nesbett

IMS, Inc.

(203) 972-9200

jnesbett@institutionalms.com